Exhibit 10.1
POSTROCK ENERGY CORPORATION
MANAGEMENT INCENTIVE PROGRAM
I.	GENERAL
     PostRock Energy Corporation, a Delaware corporation (the “Company” or “PostRock”), adopted the PostRock 2010 Long-Term Incentive Plan (the “Plan”) in part to allow eligible employees of PostRock and its subsidiaries and non-employee directors of PostRock to strengthen their commitment to the success of PostRock, to stimulate their efforts on PostRock’s behalf and to assist PostRock and its subsidiaries in attracting new employees and non-employee directors and retaining existing employees and non-employee directors. The Plan is also intended to optimize the profitability and growth of PostRock through incentives which are consistent with PostRock’s goals, to provide incentives for excellence in individual performance, and to promote teamwork. The Plan provides for grants of certain equity-based awards and cash awards (“Cash Awards”).
     Pursuant to the Cash Awards’ feature of the Plan, the Board of Directors has designated a group of employees who may be eligible to receive Cash Awards under the Plan, established the applicable performance goals relating to such Cash Awards and adopted this Management Incentive Program (“MIP”). Unless otherwise defined herein, capitalized terms that are used herein shall have the meanings assigned to such terms in the Plan. All provisions of the MIP and the rights of the Grantee’s are subject in all respects to the provisions of the Plan and the powers of the Board of Directors therein provided.
II.	DEFINITIONS
A.	“Approval of the Board” or “Approved by the Board” means the initial approval by the Compensation Committee and, except with respect to certain approvals required by Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) to be completed solely by the Compensation Committee, the subsequent recommendation by the Compensation Committee to, and approval by, the Board of Directors.

B.	“Base Salary” equals the base annual salary for the Fiscal Year for which the Cash Award is calculated as established by the Compensation Committee within the first 90 days of each Fiscal Year. Subsequent increases in base salary during a performance period will not be taken into account when determining the final Cash Award payment, if any, under the MIP.

C.	“Board of Directors” means the Board of Directors of the Company.

D.	“Chief Executive Officer” means the Chief Executive Officer of the Company.

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E.	“Compensation Committee” means the Compensation Committee of the Board of Directors.

F.	“Fiscal Year” means the Company’s Fiscal Year beginning January 1 and ending December 31.

G.	“Percentage of Goals Achieved” shall be based on the weighted average of the performance criteria based on the Company’s performance during 2010 as calculated in accordance with Schedule 2.

H.	“Performance Goals” for each Fiscal Year are the financial and operational goal(s) established by the Board of Directors as applied to Grantees in the position levels outlined in Schedule 3 hereto. Applicable Performance Goals are set forth on Schedule 2 hereto and are based on or related to one or more of those Performance Goals set forth in Section 10.2 of the Plan.
III.	EMPLOYEES COVERED BY THE PROGRAM
Those employees listed on Schedule 3 and those employees who are subsequently determined by the Chief Executive Officer and the Compensation Committee to participate in the MIP (each such employee, a “Grantee”) shall be eligible to participate in the MIP.
IV.	CASH AWARD
A Grantee in the MIP may be entitled to a Cash Award calculated as determined in accordance with the formula Approved by the Board as set forth herein.
V.	PARTICIPANT BONUS COMPOSITION
The composition of the bonuses for each Fiscal Year eligible to be paid under the MIP will be determined and Approved by the Board. Although the Company anticipates that all Cash Awards, if any, will be settled in cash, the Company reserves the right to settle any Cash Awards in the form of Company Shares in accordance with the Plan.
VI.	COMPUTATION AND DISBURSEMENT OF FUNDS
A.	A Grantee in the MIP may be entitled to a Cash Award computed as the product of (i) the Grantee’s Base Salary times (ii) the percentage listed for such Grantee’s Level on Schedule 1 based on the Percentage of Goals Achieved.
B.	No Cash Award will be paid if the “Percentage of Goals Achieved” is less than 60%. No additional amounts will be paid in excess of those reflected on Schedule 1 if the Percentage of Goals Achieved is more than 150%.

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C.	Except as otherwise provided herein, no Cash Award may be paid to a Grantee unless Grantee is employed by the Company or a subsidiary thereof on the payment date for such Cash Award.

D.	As soon as practicable after the close of the Fiscal Year, but no later than thirty (30) days after the Company’s receipt of the annual audit, the Chief Financial Officer of the Company shall calculate the financial and operational performance measures and the proposed payout under the MIP based upon the achievement of the financial and operational performance measures. The proposed payout shall be presented to the Chief Executive Officer and, subject to the Chief Executive Officer’s or Compensation Committee’s discretionary ability to reduce the amount or totally eliminate the Cash Award, Approved by the Board. Neither the Chief Executive Officer nor the Board of Directors shall have any ability to increase the amount of a Cash Award.

E.	If a Cash Award is approved, payment of the Cash Award shall be made as soon as practicable after, but in no later than sixty (60) days after, the Company’s receipt of the annual audit, provided, however, that in all events such Cash Award (if any) shall be paid during the Fiscal Year immediately following the close of the Fiscal Year for which the payout relates. Accordingly, Cash Awards for the 2010 Fiscal Year shall be paid during the 2011 Fiscal Year.

F.	As Approved by the Board, if, before payment of any Cash Award, a Grantee (i) dies, (ii) becomes permanently disabled, (iii) enters military service, (iv) takes an approved leave of absence, (v) is appointed or elected to public office, or (vi) is terminated due to position elimination, then, based on the actual level of goal achievement and provided that the Percentage of Goals Achieved is above 60%:
(a)	the Grantee may be entitled to a payment of the full amount of the Cash Award if such separation occurs after the end of the Fiscal Year to which such Cash Award relates; or

(b)	the Grantee may be entitled to a payment of a partial amount of the Cash Award based on the number of days during the Fiscal Year the Grantee performed services for the Company or a subsidiary thereof divided by 365, if such separation occurred before the end of the Fiscal Year for which such Cash Award relates; provided, however, that the Grantee must have been an active employee for a minimum of 90 consecutive calendar days during such Fiscal Year.
The foregoing notwithstanding, any payment of any Cash Awards under this Subsection F shall be made in accordance with the general payment provisions in this Section VI (that is, during the Fiscal Year immediately following the Fiscal Year for which the payout relates).

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G.	Any payment made under the MIP will be made to the Grantee. In the event of a Grantee’s death, any Cash Award payable will be paid to the Grantee’s designated beneficiaries on file with the Company or, in the absence of such designation, paid to the Grantee’s estate.
H.	All Cash Awards shall be reduced by amounts required to be withheld for any and all federal, state or local income or employment taxes at the time payments are made.
VII.	CHANGES TO TARGET
Except with respect to any “covered employee” (as that term is defined under Section 162(m)) where a change to any performance measures, target and payout ranges would cause the payment of a Cash Award not to be deductible under Section 162(m), with the Approval of the Board, the Company may, at any time prior to the final determination of awards, consider changes to the performance measures, targets, and payout ranges used for incentive purposes, if, in the judgment of the Company, such change(s) is/are desirable in the interests of equitable treatment of the Grantees and the Company as a result of extraordinary or non-recurring events, changes in applicable accounting rules or principles, changes in the Company’s methods of accounting, changes in applicable law, or changes due to consolidation, acquisitions, or reorganization. With the Approval of the Board, the Chief Executive Officer may implement such changes(s) for immediate incorporation into the MIP.
Grantees hired, or who otherwise become eligible to participate hereunder during the course of a Fiscal Year and who are employed through the end of such Fiscal Year shall be eligible for a pro-rated award based on their Base Salary during such Fiscal Year and length of eligible service prior to the end of the Fiscal Year so long as the Grantee was in a bonus eligible position for at least 90 days.
VIII.	FORFEITURE OF BONUS
Except as provided in Section VI, no Grantee who ceases to be an employee of the Company or any subsidiary thereof before the payment date of a Cash Award shall be entitled to any Cash Award under the MIP for such Fiscal Year unless the Chief Executive Officer, in consultation with the Compensation Committee or Board of Directors, determines otherwise.
IX.	NO EMPLOYMENT CONTRACT; FUTURE PLANS
Participation in the MIP shall not confer upon any Grantee any right to continue in the employ of the Company nor interfere in any way with the right of the Company to terminate any Grantee’s employment at any time. The Company is under no obligation to continue the MIP in future Fiscal Years.

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X.	AMENDMENT OR TERMINATION
With the Approval of the Board, the Company may at any time, or from time to time, (a) amend, alter or modify the provisions of the MIP and the Plan, (b) terminate the MIP or the Plan, or (c) terminate the participation of a Grantee or group of Grantees in the MIP or the Plan; provided, however, that in the event of the termination of the MIP or the Plan or a termination of the participation of a Grantee or group of Grantees, the Company shall provide notification to the affected Grantees, as soon as practicable, outlining the extent of the MIP or Plan termination or Grantee termination in the MIP and the calculation of the partial awards, if any, to be granted to the affected Grantee(s) for the portion of the Fiscal Year during which such Grantees participated in the MIP, in a manner Approved by the Board and in which the Company, in its sole judgment, determines to be equitable to such Grantees and the Company. For the avoidance of doubt, the Company may, at any time, terminate the MIP without having any obligation to make any full or partial payments to any Grantee.
XI.	GENERAL PROVISIONS
A.	No right under the MIP or the Plan shall be assignable, either voluntarily or involuntarily, by way of encumbrance, pledge, attachment, level or charge of any nature (except as may be required by state or federal law).
B.	Nothing in the MIP or Plan shall require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of a Cash Award. No Grantee, beneficiary or other person shall have any right, title or interest in any amount awarded under the MIP or the Plan before the payment date for the Cash Award, or in any property of the Company or its subsidiaries.

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